Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	October 25, 2022		Chief Financial Officer

ENCORE WIRE REPORTS THIRD QUARTER RESULTS; HIGHLIGHTS CONTINUED
SHARE REPURCHASES DURING 2022
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the third quarter of 2022.
Third Quarter and YTD 2022 Highlights
•Third Quarter Earnings per diluted share of $9.97; YTD Earnings per diluted share of $28.57
•Third Quarter Net income of $191.8 million; YTD Net income of $563.8 million
•Gross Profit of 39.3% in the third quarter of 2022; 37.2% YTD in 2022
•Copper volume sold increased 12.9% over third quarter of 2021; increased 7.9% YTD over 2021 YTD levels
•Cash on hand of $573.6 million as of September 30, 2022, up from $439.0 million as of December 31, 2021
•Capital expenditures of $106 million YTD in 2022
•Company repurchased 785,747 shares during the quarter; repurchased 1,893,769 shares YTD in 2022
•Total cash outlay for share repurchases of $93.4 million during the quarter; $225.2 million YTD in 2022
Net sales for the third quarter ended September 30, 2022 were $762.4 million compared to $716.3 million for the third quarter of 2021. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 12.9% in the third quarter of 2022 versus the third quarter of 2021.
Gross profit percentage for the third quarter of 2022 was 39.3% compared to 37.8% in the third quarter of 2021. The average selling price of wire per copper pound sold decreased 14.4% in the third quarter of 2022 versus the third quarter of 2021, while the average cost of copper per pound purchased decreased 14.1%. The gradual abatement of copper spreads in the quarter was more than offset by increased aluminum spreads and an overall increase in total volumes shipped resulting in the increased gross profit margin in the third quarter of 2022 compared to the third quarter of 2021.
Net income for the third quarter of 2022 was $191.8 million versus $175.5 million in the third quarter of 2021. Fully diluted earnings per common share were $9.97 in the third quarter of 2022 versus $8.51 in the third quarter of 2021.
Net sales for the nine months ended September 30, 2022 were $2.324 billion compared to $1.905 billion for the nine months ended September 30, 2021. Copper unit volume increased 7.9% in the nine months ended September 30, 2022 versus the nine months ended September 30, 2021.
Gross profit percentage for the nine months ended September 30, 2022 was 37.2% compared to 33.2% for the nine months ended September 30, 2021. The average selling price of wire per copper pound sold increased 4.3% in the nine months ended September 30, 2022 versus the nine months ended September 30, 2021, while the average cost of copper per pound purchased increased 1.5% for the same period comparison. The increase in copper spreads on a year-to-date basis, along with increased aluminum spreads over the same period, coupled with an overall increase in total volumes shipped, drove the gross profit margin higher in the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021.
Net income for the nine months ended September 30, 2022 was $563.8 million versus $399.8 million in the nine months ended September 30, 2021. Fully diluted earnings per common share were $28.57 in the nine months ended September 30, 2022 versus $19.31 in the nine months ended September 30, 2021.
Aluminum wire represented 17.4% and 14.7%, respectively, of our net sales in the quarter and nine months ended September 30, 2022. Aluminum wire volumes and spreads have increased for both the quarter and nine months ended September 30, 2022 compared to the comparative periods in the prior year.

Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “Our ability to quickly convert raw materials into complete, delivered orders continues to differentiate us in the market, resulting in exceptional earnings in the third quarter of 2022. Continued persistent tightness in the availability of certain raw materials and the general inability of the sector to meet demand for the timely delivery of finished goods kept spreads strong in the third quarter of 2022. Our one location, vertically-integrated business model affords us the manufacturing scale and flexibility to enhance jobsite efficiency. By continuing to execute on our core values of providing unbeatable customer service and high order fill rates, we were able to increase both copper and aluminum volumes shipped in the third quarter and year-to-date periods in 2022 over 2021 levels. Copper volumes shipped were also up over second quarter 2022 levels. This marks the third consecutive quarter of total volume growth driven by continued demand for data center, healthcare and renewable product solutions, among others. I believe our operational agility and speed to market remain competitive advantages in serving our customers’ changing needs.
Copper unit volumes increased 12.9% on a comparative quarter basis and 7.9% on a year-to-date basis. Comex copper prices decreased gradually throughout the third quarter while other raw material costs and inputs continued to rise. Copper spreads increased 7.3% on a year-to-date basis but decreased 14.7% on a comparative quarter basis. Aluminum spreads and volumes increased for both the quarter and year-to-date periods in 2022 compared to 2021.
We continue to believe Encore Wire remains well positioned to capture market share and incremental growth in the current economic environment. As we address the near-term challenges, we remain focused on the long-term opportunities for our business including improving our position as a sustainable and environmentally responsible company in our industry. We believe that our superior order fill rates and deep vertical integration continue to enhance our competitive position. As orders come in from electrical contractors, our distributors can continue to depend on us for quick deliveries coast to coast.
Our balance sheet remains very strong. We have no long-term debt, and our revolving line of credit remains untapped. We had $573.6 million in cash at the end of the quarter. During the third quarter, we repurchased 785,747 shares of our common stock. On a year-to-date basis we repurchased 1,893,769 shares of our common stock for a total cash outlay of $225.2 million. Since the first quarter of 2020, we have repurchased 2,810,576 shares of our common stock at an average price of $102.90. We also declared a $0.02 cash dividend during the quarter.
The repurposing of our vacated distribution center to expand manufacturing capacity and extend our market reach was substantially completed in the second quarter of 2022.
The incremental investments announced in July 2021 continue in earnest, focused on broadening our position as a low-cost, sustainable manufacturer in the sector and increasing manufacturing capacity to drive growth. Capital spending in 2022 through 2024 will expand vertical integration in our manufacturing processes to reduce costs as well as modernize select wire manufacturing facilities to increase capacity and efficiency and improve our position as a sustainable and environmentally responsible company in our industry. Total capital expenditures were $106 million in the first nine months of 2022 and $118 million for the full year 2021. We expect total capital expenditures to range from $140 - $150 million in 2022, $150 - $170 million in 2023, and $80 - $100 million in 2024. We expect to continue to fund these investments with existing cash reserves and operating cash flows.
Our low-cost structure and strong balance sheet have allowed us the flexibility to adapt quickly to changing market conditions, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.
The health and safety of our employees and their families remain our top priority, and we are following CDC guidelines to maintain safe working conditions. The Company is unable to predict the impact that COVID-19, or any of the ongoing variants, may have on our financial position and operating results in future periods. The duration or re-emergence of the outbreak and its long-term impact on our business remain uncertain.”
The Company will host a conference call to discuss the third quarter results on Wednesday, October 26, 2022, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Bret Eckert, Chief Financial Officer. Attendants may register at https://event-registration.arkadin.com/633df723496dda609c8796bf to participate in the call. A confirmation email will be sent to all registrants containing the dial-in number, a PIN code, and a personal access code. Please plan to join this call at least five minutes prior to the scheduled start time. After entering your dial-in number, you will be prompted to enter your passcode and PIN. The PIN provided will identify you as the registered participant for this call and should only be used by the individual who has registered. A replay of this conference call will be accessible in the Investors section of our website, www.encorewire.com, for a limited time.

Encore Wire Corporation is a leading manufacturer of a broad range of copper and aluminum electrical wire and cables, supplying power generation and distribution solutions to meet our customers’ needs today and in the future. The Company focuses on maintaining a low-cost of production while providing exceptional customer service, quickly shipping complete orders coast-to-coast. Our products are proudly made in America at our vertically-integrated, single-site, Texas campus.
The matters discussed in this news release may include forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate”, “intend”, “plan”, “goal”, “seek”, “believe”, “project”, “estimate”, “expect”, “strategy”, “future”, “likely”, “may”, “should”, “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Therefore, you should not rely on any of these forward-looking statements. Examples of such uncertainties and risks include, but are not limited to, statements about the pricing environment of copper, aluminum and other raw materials, the duration, magnitude and impact of the ongoing COVID-19 global pandemic, our order fill rates, profitability and stockholder value, payment of future dividends, future purchases of stock, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2021 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
In Thousands	2022	2021	2022	2021
Net Income	$191,773	$175,538	$563,843	$399,780
Income Tax Expense	55,470	51,464	162,065	116,840
Interest Expense	103	103	305	288
Depreciation and Amortization	6,514	6,177	19,035	17,154
EBITDA	$253,860	$233,282	$745,248	$534,062

Encore Wire Corporation
Balance Sheets
(In Thousands)

	September 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$573,582	$438,990
Accounts receivable, net of allowance of $3,800 and $3,800	561,669	491,126
Inventories, net	136,187	100,816
Income tax receivable	3,206	951
Prepaid expenses and other	20,058	3,167
Total current assets	1,294,702	1,035,050
Property, plant and equipment, net	587,826	494,916
Other assets	522	570
Total assets	$1,883,050	$1,530,536

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$68,576	$75,353
Accrued liabilities	83,040	78,747
Total current liabilities	151,616	154,100
Deferred income taxes and other	46,717	37,347
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 2,000,000; none issued	—	—
Common stock, $.01 par value:
Authorized shares – 40,000,000;
Issued shares – 27,139,611 and 27,083,100	271	271
Additional paid-in capital	80,930	72,753
Treasury stock, at cost – 8,838,031 and 6,944,262 shares	(380,262)	(155,014)
Retained earnings	1,983,778	1,421,079
Total stockholders’ equity	1,684,717	1,339,089
Total liabilities and stockholders’ equity	$1,883,050	$1,530,536

Encore Wire Corporation
Statements of Income
(In thousands, except per share data)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2022		2021		2022		2021
	(Unaudited)				(Unaudited)

Net sales	$762,363	100.0%	$716,320	100.0%	$2,323,670	100.0%	$1,904,869	100.0%
Cost of goods sold	462,916	60.7%	445,554	62.2%	1,459,704	62.8%	1,272,256	66.8%
Gross profit	299,447	39.3%	270,766	37.8%	863,966	37.2%	632,613	33.2%

Selling, general, and administrative expenses	55,291	7.3%	43,816	6.1%	141,908	6.1%	116,109	6.1%
Operating income	244,156	32.0%	226,950	31.7%	722,058	31.1%	516,504	27.1%

Net interest and other income	3,087	0.4%	52	—%	3,850	0.2%	116	—%
Income before income taxes	247,243	32.4%	227,002	31.7%	725,908	31.3%	516,620	27.1%

Provision for income taxes	55,470	7.3%	51,464	7.2%	162,065	7.0%	116,840	6.1%
Net income	$191,773	25.1%	$175,538	24.5%	$563,843	24.3%	$399,780	21.0%
Earnings per common and common equivalent share – basic	$10.11		$8.60		$28.98		$19.48
Earnings per common and common equivalent share – diluted	$9.97		$8.51		$28.57		$19.31
Weighted average common and common equivalent shares outstanding – basic	18,968		20,421		19,459		20,523
Weighted average common and common equivalent shares outstanding – diluted	19,243		20,629		19,733		20,703
Cash Dividends Declared per Share	$0.02		$0.02		$0.06		$0.06